Exhibit 4.8

SERIES B PREFERRED RIGHT OF FIRST REFUSAL

AND CO-SALE AGREEMENT

by and among

CHINA KANGHUI HOLDINGS

KANGHUI PARTIES

OTHER EXISTING SHAREHOLDERS

and

SERIES B-1 INVESTORS

dated as of April 21, 2009

SCHEDULE A
PART A	KANGHUI PARTIES
PART B	OTHER EXISTING SHAREHOLDERS

SERIES B PREFERRED RIGHT OF FIRST REFUSAL AND

CO-SALE AGREEMENT

THIS SERIES B PREFERRED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made as of April 21, 2009, by and among China Kanghui Holdings, an exempt company organized and existing under the Laws of the Cayman Islands (the “Company”), each of the parties set forth in Part A of Schedule A (each a “Kanghui Party”, and collectively the “Kanghui Parties”); each of the parties set forth in Part B of Schedule A (each an “Other Existing Shareholder”, and collectively the “Other Existing Shareholders”); and VIVO Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. (collectively, the “Series B-1 Investors”).

RECITALS

WHEREAS, the Company, the Series B-1 Investors and the Kanghui Parties are parties to that certain Share Purchase Agreement dated April 21, 2009 (the “Series B-1 Share Purchase Agreement”);

WHEREAS, the Company, the Kanghui Parties and the Other Existing Shareholders wish to provide further inducement to the Series B-1 Investors to purchase the Series B-1 Shares (as defined below) by entering into this Agreement;

WHEREAS, it is a condition precedent under the Series B-1 Share Purchase Agreement that this Agreement shall be entered into and the parties hereto desire to enter into this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Interpretation

For purposes of this Agreement, the following terms shall have the following meanings:

“Common Shares” means the Company’s common shares, par value US$0.01 per share.

“Common Shares Equivalents” means warrants, options and rights exercisable for Common Shares and securities convertible or exchangeable for Common Shares.

“Equity Securities” means any Common Shares or Common Shares Equivalents or other securities of the Company.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“IPO” means the first firm-commitment underwritten initial public offering of the Common Shares of the Company on the New York Stock Exchange, the Nasdaq Stock Market’s National Market System, the Main Board of the Hong Kong Stock Exchange or any other exchange of the recognized international reputation and standing duly approved by the Company’s board of directors.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“New Securities” means, subject to the terms hereof, any newly issued Equity Securities of the Company, except for (i) securities issued to employees, consultants, officers or directors of the Company pursuant to any share option, share purchase or share bonus plan, agreement or arrangement approved by the Company’s board of directors; (ii) securities issued upon conversion of the Preferred Shares or exercise of any outstanding warrants or options; (iii) securities issued in connection with a bona fide acquisition of another business entity; (iv) securities issued in a Qualified IPO; or (v) securities issued in connection with any division of shares, dividend of shares or recapitalization of the Company.

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Preferred Shares” means the Series A Shares and the Series B Preferred Shares.

“Preferred Shareholders” means the Series A Shareholders and the Series B Preferred Shareholders.

“Qualified IPO” means an IPO that values the Company at no less than US$350 million immediately prior to the IPO and that results in aggregate proceeds to the Company of US$70 million, net of Selling Expenses.

“Selling Expenses” means, with respect to the issue or sale of any securities, any expenses payable directly or indirectly by the Company and any underwriting, brokerage or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale.

“Series A Shares” means the Company’s voting Series A convertible redeemable participating preferred shares, par value US$0.01 per share.

“Series A Shareholders” means the holders of Series A Shares.

“Series B Share Purchase Agreement” means the Share Purchase Agreement, dated January 3, 2008, by and among the Company, the holders of Series B Shares and other parties thereto.

“Series B Preferred Shares” means Series B Shares and Series B-1 Shares.

“Series B Preferred Shareholders” means the holders of Series B Preferred Shares.

“Series B Shares” means the Company’s voting Series B convertible redeemable participating preferred shares, par value US$0.01 per share.

“Series B-1 Shares” means the Company’s voting Series B-1 convertible redeemable participating preferred shares, par value US$0.01 per share.

2. Restrictions on Share Transfer by Kanghui Parties

2.1 Prohibition on Transfer of Shares. Except as otherwise provided in this Agreement, the Kanghui Parties will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (each, a “Transfer”), all or any part of any interest in the Equity Securities now or hereafter owned or held by the Kanghui Parties. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of the Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company, and shall not be recognized by the Company.

2.2 Rights of First Refusal

(A) Transfer Notice. If at any time a Kanghui Party (a “Transferor”) proposes to transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties, then the Transferor shall give the Company and each Preferred Shareholder written notice of the Transferor’s intent to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), including without limitation the number of Equity Securities to be Transferred, (ii) the identity (including name and address) of any prospective transferee, and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from each prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(B) Company’s Option. The Company shall have an option for a period of thirty (30) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as are described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all or a portion of the Offered Shares by notifying the Transferor in writing before expiration of the thirty-day period as to the number of such shares which it wishes to purchase. If the Company gives the Transferor notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased, at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with any prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(E).

(C) Additional Transfer Notice. If the Company has declined to purchase all, or a portion of, the Offered Shares in connection with a proposed Transfer, then the Transferor shall give each Preferred Shareholder a written “Additional Transfer Notice,” which shall include all of the information and certifications required in a Transfer Notice, and shall additionally identify the Offered Shares which the Company has declined to purchase (the “Remaining Shares”) and briefly describe the Preferred Shareholders’ rights of first refusal with respect to the proposed Transfer.

(D) Preferred Shareholders’ Option

(i) Each Preferred Shareholder shall have an option for a period of thirty (30) days from the Preferred Shareholder’s receipt of the Additional Transfer Notice to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice.

(ii) Each Preferred Shareholder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Remaining Shares, by notifying the Transferor and the Company in writing, before expiration of the thirty-day period as to the number of such shares which it wishes to purchase. For purposes of this clause (ii), each Preferred Shareholder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, of which the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) owned by such Preferred Shareholder on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) held by all Preferred Shareholders on the date of the Transfer Notice shall be the denominator.

(iii) If any Preferred Shareholder fails to exercise its option to purchase its pro rata share of the Remaining Shares, the Company shall give written notice (a “Reallotment Notice”) to each Preferred Shareholder who has fully exercised its option to purchase a pro rata portion of the Remaining Shares. The Reallotment Notice shall include all of the information and certifications required in a Transfer Notice and briefly describe the Preferred Shareholders’ rights of reallotment. The Reallotment Notice shall further identify the Remaining Shares in respect of which any Preferred Shareholder has failed to exercise its right of first refusal (or in the case where there has been a prior Reallotment Period, in respect of which any Preferred Shareholder has failed to exercise its right of reallotment) (the “Reallotment Shares”).

(iv) Each Preferred Shareholder entitled to receive a Reallotment Notice (a “Participating Holder”) shall have an option to purchase, at the same price and subject to the same material terms and conditions as described in any Reallotment Notice, all or part of its pro rata share of the Reallotment Shares described in such Reallotment Notice. Such option shall be exercisable by each Participating Holder by notifying the Company and the Transferor in writing, within ten (10) days after delivery to the Participating Holder of the Reallotment Notice (a “Reallotment Period”). For purposes of this clause (iv), each Participating Holder’s pro rata share of the Reallotment Shares shall be a fraction of the Reallotment Shares, of which the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) owned by such Participating Holder on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) held by all Participating Holders on the date of the Transfer Notice shall be the denominator.

(v) On expiration of any Reallotment Period, the Company shall issue a new Reallotment Notice to each of the Preferred Shareholders that have exercised their right of reallotment in such period, and such Preferred Shareholders shall be given an additional right of reallotment under clause (iv) above, unless either (x) the Preferred Shareholders have exercised any rights of first refusal and rights of reallotment with respect to all the Remaining Shares or (y) no Preferred Shareholder shall have exercised its right of reallotment during such Reallotment Period.

(vi) Each Preferred Shareholder shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates, provided that such Preferred Shareholder notifies the Transferor of such allocation.

(vii) If any Preferred Shareholder exercises its option under this paragraph (D) to purchase any Remaining Shares, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) days after the expiration of any period for exercise by such Preferred Shareholders of their right of first refusal with respect to the Remaining Shares and all periods for exercise by the Preferred Shareholders of any right of reallotment, unless the Additional Transfer Notice contemplated a later closing with any prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(E).

(E) Valuation of Property

(i) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (or the Preferred Shareholders) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property.

(ii) If the Transferor and the Company (or, failing exercise by the Company of its option under Section 2.2(B), the Preferred Shareholders) cannot agree on such cash value within ten (10) days after the Company’s receipt of the Transfer Notice (or the Preferred Shareholders’ receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized international reputation and standing selected by the Transferor and the Company (or the Preferred Shareholders) or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the Transfer Notice (or the Preferred Shareholders’ receipt of the Additional Transfer Notice), each shall select an appraiser of recognized international reputation and standing and the two appraisers shall designate a third appraiser of recognized international reputation and standing, whose appraisal shall be determinative of such value.

(iii) The cost of such appraisal shall be equally borne by the Transferor and the Company, or the Preferred Shareholders as the case may be.

(iv) If the time for the closing of the Company’s purchase (or the Preferred Shareholders’ purchase) has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this Section 2.2(E).

2.3 Right of Co-Sale

(A) To the extent the Company and the Preferred Shareholders do not exercise their respective rights of first refusal (and any right of reallotment) as to all of the Offered Shares within the time period stipulated in Section 2.2, then subject to this Section 2.3, the Transferor may sell the Offered Shares as to which the Company and the Preferred Shareholders did not exercise their rights of first refusal (the “Co-Sale Shares”).

(B) Within fifteen (15) days after expiration of the time for exercise by the Company and the Preferred Shareholders of any rights of first refusal hereunder (and any right of reallotment) in respect of the Offered Shares, the Transferor shall give written notice to each Preferred Shareholder which has not exercised a right of first refusal in respect of the Offered Shares, which notice shall indicate the number of Co-Sale Shares and advise such Preferred Shareholder of its co-sale rights with respect to such Co-Sale Shares. Each such Preferred Shareholder (a “Selling Holder”) that notifies the Transferor in writing within fifteen (15) days after receipt of the co-sale notice shall have a right to participate in any sale by the Transferor of the Co-Sale Shares on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.

(C) To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.

(D) Each Selling Holder may elect to sell up to such number of Equity Securities equal to (assuming the exercise, conversion and exchange of any Common Share Equivalents) the product of (i) the number of the Co-Sale Shares, multiplied by (ii) a fraction, the numerator of which is the number of Common Shares (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice, and the denominator of which is the total number of Common Shares (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by the Transferor and all of the Selling Holders on the date of the Transfer Notice.

(E) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Common Shares, such Selling Holder shall convert such Equity Securities into Common Shares and deliver certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(F) The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 2.3(E) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

(G) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.4 Non-Exercise of Rights

(A) To the extent that the Company and the Preferred Shareholders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 2.2 and the Preferred Shareholders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares to any third-party transferee identified in the Transfer Notice so long as (i) the terms and conditions (including the purchase price) of such sale are no more favorable than those specified in the Transfer Notice and (ii) such third-party transferee shall have executed a binding instrument, in form and substance acceptable to the holders of a majority of Preferred Shares (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents), assuming all the rights and obligations of the Transferor as a Kanghui Party under this Agreement, including without limitation the obligations under this Section 2 with respect to any transfer of Equity Securities by a Kanghui Party. Within fifteen (15) days of entering into any agreement to sell Offered Shares to a third-party transferee under this Section 2.4, the Transferor shall furnish each Preferred Shareholder with a copy of all agreements relating to such sale.

(B) In the event the Transferor does not consummate the sale or disposition of the Offered Shares or the Remaining Shares within sixty (60) days from the expiration of such rights, the Company’s first refusal rights and the Preferred Shareholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(C) The exercise or non-exercise of the rights of the Company and the Preferred Shareholders under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferors of Equity Securities or subsequently participate in sales of Equity Securities by the Kanghui Parties hereunder.

2.5 Prohibited Transfers.

(A) In the event any Kanghui Party should sell any Equity Securities in contravention of the co-sale rights of the Preferred Shareholders under Section 2.3 (a “Prohibited Transfer”), the Preferred Shareholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Kanghui Party shall be bound by the applicable provisions of such option.

(B) In the event of a Prohibited Transfer, each Preferred Shareholder shall have the right to sell to such Kanghui Party the type and number of Equity Securities equal to the number of Equity Securities such Preferred Shareholder would have been entitled to transfer to the third-party transferee(s) under Section 2.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to such Kanghui Party shall be equal to the price per share paid by the third-party transferee(s) to such Kanghui Party in the Prohibited Transfer. Such Kanghui Party shall also reimburse each Preferred Shareholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Preferred Shareholder’s rights under Section 2.

(ii) Within ninety (90) days after the later of the dates on which the Preferred Shareholder (A) received notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, such Preferred Shareholder shall, if exercising the option created hereby, deliver to such Kanghui Party the certificate or certificates representing shares to be sold under this Section 2.5 by such Preferred Shareholder, each certificate to be properly endorsed for transfer.

(iii) Such Kanghui Party shall, upon receipt of the certificate or certificates for the shares to be sold by a Preferred Shareholder, pursuant to this Section 2.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in clause (i), in cash or by other means acceptable to the Preferred Shareholder.

(iv) Notwithstanding the foregoing, any attempt by a Kanghui Party to Transfer Equity Securities in violation of this Section 2 shall be void, and the Company agrees it will not effect such a Transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in interest of the Preferred Shareholders.

2.6 Limitation on Rights of First Refusal and Co-Sale. Notwithstanding the provisions of this Section 2, any Kanghui Party may Transfer, with or without consideration, any Equity Securities to any spouse or member of such Kanghui Party’s immediate family, or to a custodian, trustee, executor, or other fiduciary for the account of such Kanghui Party’s spouse or members of such Kanghui Party’s immediate family, or to a trust for such Kanghui Party’s own self, or a charitable remainder trust, provided that each such transferee or assignee, prior to the closing of the Transfer, shall have executed documents assuming the obligations of such Kanghui Party under this Agreement with respect to the transferred Equity Securities.

2.7 Application to Employees. If an employee of the Company Group holds more than two percent (2%) of all the Equity Securities of the Company (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents) pursuant to the Company’s employee share incentive plan, including without limitation the ESOP (as defined in the Series B-1 Share Purchase Agreement), all the restrictions and requirements with respect to the Transfer as set forth in this Section 2 shall apply to him or her. The parties hereto agree that they shall cause the above provisions included in the relevant employee share incentive plan.

3. Preemptive Right

3.1 General. The Company hereby grants to each Preferred Shareholder a preemptive right to purchase up to a pro rata share of any New Securities which the Company may, from time to time, propose to sell and issue. A Preferred Shareholder’s “pro rata share”, for purposes of this right, shall be determined according to the number of Common Shares owned by such Preferred Shareholder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents) in relation to the total number of Common Shares outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents). Each Preferred Shareholder shall have a right of over-allotment such that, if any Preferred Shareholder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Preferred Shareholders may purchase the non-purchasing Preferred Shareholder’s portion on a pro rata basis within ten (10) days from the date such non-purchasing Preferred Shareholder fails to exercise its right hereunder.

3.2 Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Shareholder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Preferred Shareholder shall have thirty (30) days after any such notice is mailed or delivered to agree to purchase up to such Preferred Shareholder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

3.3 Sales by Company. Upon the expiration of forty (40) days from the Company’s delivery of the Issuance Notice and for sixty (60) days thereafter, the Company may sell any New Securities with respect to which the Preferred Shareholders’ preemptive right under this Section 3 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such sixty-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Shareholders in the manner provided in Section 3.1 above.

4. Drag-Along Right

4.1 Trade Sale. If at any time after the Closing (as defined in the Series B-1 Share Purchase Agreement) there shall be a bona fide offer from a third party to effect a Trade Sale (as defined below), and if so requested by the written notice from the holders of at least two-thirds of the outstanding Preferred Shares (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents), each of the holders of the Equity Securities and their respective assignees shall consent to, enter into any agreement in connection with, and participate in, and use their best efforts to cause all other holders to consent to, enter into any agreement in connection with, and participate in, such Trade Sale; provided that (i) the Preferred Shareholders sending the written notice have approved the terms and conditions of such Trade Sale and have committed to participate in such Trade Sale, (ii) the implied valuation of the Company pursuant to such Trade Sale is at least US$220,000,000, which is two and half (2.5) times the pre-money valuation of the Company in connection with the issuance of Series B Shares under the Series B Share Purchase Agreement (subject to adjustment pursuant to Section 2.3 of the Series B Share Purchase Agreement), and (iii) the terms and conditions (including the purchase price) for the sale of the Equity Securities held by the Preferred Shareholder(s) proposing such Trade Sale are no more favorable than those for the sale of the Equity Securities held by the other shareholders of the Company, provided further that the implied valuation requirement set forth above shall not apply after the third anniversary from the date of the Closing (in which case the valuation of the Company for such Trade Sale shall be no less than the Company’s fair market value). For purpose of this Section 4, “Trade Sale” means either (i) a merger, consolidation or other business combination of the Company Group with or into any other business entity in which the shareholders of the Company Group immediately after such merger, consolidation or business combination hold Equity Securities representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, or (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company Group.

4.2 Transfer of Preferred Shares. If at any time after the Closing the holders of at least two-thirds of the outstanding Preferred Shares (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents) propose to Transfer all their Preferred Shares to a bona fide third party, upon the written request from such Preferred Shareholders, each of the holders of the Equity Securities and their respective assignees shall consent to, enter into any agreement in connection with, and participate in, and use their best efforts to cause all other shareholders of the Company to consent to, enter into any agreement in connection with, and participate in, the Transfer of all their Equity Securities to such third party on the same terms and conditions as applicable to the Transfer by the Preferred Shareholder proposing such Transfer; provided that the implied valuation of the Company pursuant to such Trade Sale is at least US$220,000,000, which is two and half (2.5) times the pre-money valuation of the Company in connection with the issuance of Series B Shares under the Series B Share Purchase Agreement (subject to adjustment pursuant to Section 2.3 of the Series B Share Purchase Agreement), provided further that the implied valuation requirement set forth above shall not apply after the third anniversary from the date of the Closing (in which case the valuation of the Company for such Trade Sale shall be no less than the Company’s fair market value).

4.3 Additional Undertaking. It is agreed that in connection with a transaction contemplated in Section 4.1 or 4.2 above, each of the holders of the Equity Securities will be required to make customary representations and warranties with respect to such transaction, obtain any consents or approvals that can be obtained without significant expenses and pay its pro rata share of expenses incurred in connection with such transaction.

5. Assignment and Transfers. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives. The rights of any Preferred Shareholder hereunder are only assignable (i) by such Preferred Shareholder to any other Preferred Shareholder, (ii) to a partner or affiliate of such Preferred Shareholder, or (iii) to an assignee or transferee who acquires Equity Securities held by such Preferred Shareholder and holds such aggregate number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) after the assignment or transfer as are equivalent to 600,000 Common Shares (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and the like), and each such assignee shall execute a joinder agreement and become a party to this Agreement as a Preferred Shareholder. Except as provided above or as otherwise required herein, this Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without written consent of the other parties.

6. Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by the Kanghui Parties shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

The above restrictions on share transfer should also be recorded in a notation on the share register in the Company’s stock books.

7. Miscellaneous

7.1 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without giving effect to the principles of conflicts of law thereunder.

7.2 Dispute Resolution.

(A) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(B) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be a single arbitrator. If the parties do not agree to appoint an arbitrator who has consented to participate within thirty (30) days after a notice of arbitration, the relevant appointment shall be made by the Secretary General of the Centre.

(C) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 7.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 7.2 shall prevail.

(D) The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York and shall not apply any other substantive Law.

(E) Each party to arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(F) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(G) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

7.4 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

7.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company, (b) the Kanghui Parties that hold a majority of the issued and outstanding Common Shares then held by all the Kanghui Parties, (c) the holders of at least two-thirds (2/3) of the issued and outstanding Series A Shares, and (d) the holders of at least a majority of the issued and outstanding Series B Preferred Shares; provided that if any modification, change, discharge or termination adversely affects any right, privilege or power specifically provided herein for the Series B-1 Investors, it cannot be made without first obtaining the consent from the Series B-1 Investors, unless such modification, change, discharge or termination affects all holders of the Series B Shares in the same fashion.

7.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.8 Entire Agreement. Subject to Section 7.16, this Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement, and any prior or contemporaneous agreement, discussion, understanding or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the subject matter of this Agreement is superseded by this Agreement. In addition, by executing this Agreement, each of the Other Existing Shareholders hereby waives the preemptive right it is entitled to under the Prior Agreements (as defined below) with respect to the issuance of the Series B-1 Shares pursuant to the terms of the Series B-1 Share Purchase Agreement.

7.9 Further Assurances. From and after the date hereof, the parties hereto shall execute and deliver such instruments, documents or other writings, and shall take such further actions, as may be reasonably necessary or desirable to carry out and to effectuate fully the intent and purpose of this Agreement.

7.10 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

7.11 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the United States of America.

7.12 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

7.13 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

7.14 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at Law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity.

7.15 Termination of Rights. Preferred Shareholders’ rights of first refusal, co-sale, drag-along and preemptive rights set forth herein shall terminate upon the closing of a Qualified IPO.

7.16 Prior Agreements.

(A) The parties acknowledge that the Kanghui Parties, the Company and Shen Jiankai (            ) and Shi Wenmei (            ) (the “Minority Shareholders”) entered into a Right of First Refusal and Co-sale Agreement on July 10, 2006 (the “First Prior Agreement”). The parties further acknowledge that the Company, the Kanghui Parties and the Other Existing Shareholders entered into a Series B Right of First Refusal and Co-sale Agreement on January 3, 2008 (together with the First Prior Agreement, collectively, the “Prior Agreements”, each, a “Prior Agreement”). The parties agree that in case of the discrepancy between this Agreement and any Prior Agreement in relation to the rights and obligations among the parties hereto, the provisions of this Agreement shall prevail among the parties hereto. The Company, the Kanghui Parties and the Series A Shareholders hereby undertake that they shall cause the First Prior Agreement to be terminated immediately after the Minority Shareholders (or their respective successors and assigns) join this Agreement or no longer are shareholders of the Company.

(B) The Company, the Kanghui Parties and the Series A Shareholders hereby further undertake that, to the extent permissible under applicable laws, in the event that the Minority Shareholders violate any applicable provisions of the First Prior Agreement and the Memorandum and Articles of Association of the Company (as amended and restated from time to time) (the “Restated Memorandum and Articles”) with respect to the subject matter hereof, upon the written request of the holders of at least a majority of the issued and outstanding Series B Preferred Shares, they shall duly enforce their rights under the First Prior Agreement against the Minority Shareholders pursuant to the terms and conditions of the First Prior Agreement and the Restated Memorandum and Articles.

(C) The parties further agree that regardless of the existence of the First Prior Agreement, the operation of this Agreement shall have the same effect among the parties hereto as if the Minority Shareholders were parties hereto and bound by the terms of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

CHINA KANGHUT HOLDINGS

By:	/s/ Jiang Yikang
Name:
Capacity:

Contact Address:
No. 1-8, Tianshan Road
Xinbei District, Changzhou City
Jiangsu Province
P.R. China

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Kanghui Parties:

By:	/s/ JIANG YIKANG
JIANG YIKANG

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ ZHAO GANG
ZHAO GANG

Contact Address:
No. 59-3, Dongxiatang
Changzhou, Jiangsu
P.R. China

By:	/s/ JIANG HUIYING
JIANG HUIYING

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ JIANG ZHENYU
JIANG ZHENYU

Contact Address:
Room 501, Unit Jia
Block 9
Huaide Yuan, Zhonglou District
Changzhou, Jiangsu
P.R. China

By:	/s/ DU JUN
DU JUN

Contact Address:
No. 1 Lao Jie Street
Jinfeng Zhen, Zhangjia Gang
Jiangsu, P.R. China

By:	/s/ DU TINGTING
DU TINGTING

Contact Address:
No. 3 Yizheng Road
Zhenjiang, Jiangsu
P.R. China

By:	/s/ YANG XIAOHUI
YANG XIAOHUI

Contact Address:
No. 125 Longhutang East Street
Xinbei District, Changzhou
Jiangsu, P.R. China

By:	/s/ WANG JINGBO
WANG JINGBO

Contact Address:
APT BLK 286C
TOH GUAN ROAD #13-24
Singapore

By:	/s/ DU JUN
DU JUN

Contact Address:
No. 1 Lao Jie Street
Jinfeng Zhen, Zhangjia Gang
Jiangsu, P.R. China

By:	/s/ DU TINGTING
DU TINGTING

Contact Address:
No. 3 Yizheng Road
Zhenjiang, Jiangsu
P.R. China

By:	/s/ YANG XIAOHUI
YANG XIAOHUI

Contact Address:
No. 125 Longhutang East Street
Xinbei District, Changzhou
Jiangsu, P.R. China

By:	/s/ WANG JINGBO
WANG JINGBO

Contact Address:
APT BLK 286C
TOH GUAN ROAD #13-24
Singapore

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

In the capacity of Existing Shareholders:

IDG-ACCEL CHINA GROWTH FUND L.P.

By:	/s/ Chi Sing Ho
Name:	Chi Sing Ho
Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IDG-ACCEL CHINA GROWTH FUND-a L.P.
By:	/s/ Chi Sing Ho
Name:	Chi Sing Ho
Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IDG-ACCEL CHINA INVESTORS L.P.

By:	/s/ Chi Sing Ho
Name:	Chi Sing Ho
Capacity:	Authorized Signatory

Contact Address:
c/o IDG VC Management Ltd.
10/F Effectual Building
16 Hennessy Road
Wanchai, Hong Kong

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

In the capacity of Existing Shareholders:

TDF CAPITAL CHINA II, LP

By:	/s/ Tina Ju
Name:	Tina Ju
Capacity:	Authorized Signatory

Contact Address:
c/o TDF Capital LLC
Unit 2101, BEA Finance Tower
66 Hua Yuan Shi Qiao Road
Shanghai 200120, PRC

TDF CAPITAL ADVISORS, LP

By:	/s/ Tina Ju
Name:	Tina Ju
Capacity:	Authorized Signatory

Contact Address:
c/o TDF Capital LLC
Unit 2101, BEA Finance Tower
66 Hua Yuan Shi Qiao Road
Shanghai 200120, PRC

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

In the capacity of Existing Shareholders:

SIG China Investments One, Ltd.

By:
Name:
Capacity:

Contact Address:
Suite 1504,
Corporate Ave
222 Hu Bin Road,
Shanghai 20021

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

In the capacity of Existing Shareholders:

CDH Venture Capital Limited

By:
Name:
Capacity:

Contact Address:
2601, 26F, Lippo Centre Tower Two
89 Queensway
Hong kong

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Investors:

VIVO VENTURES FUND VI, L.P.

By:	/s/ Frank Kung
Name:	Frank Kung
Capacity:	Management Member,
Vivo Ventures VI, LLC
General Partner of Vivo Ventures
Fund VI, L.P.

Contact Address:
575 High Street, Suite 201
Palo Alto, CA 94301
(650) 688-0818 Phone
(650) 688-0815 Fax

VIVO VENTURES FUND VI AFFILIATES FUND L.P.

By:	/s/ Frank Kung
Name:	Frank Kung
Capacity:	Management Member,
Vivo Ventures VI, LLC
General Partner of Vivo Ventures VI
Affiliates Fund, L.P.

Contact Address:
575 High Street, Suite 201
Palo Alto, CA 94301
(650) 688-0818 Phone
(650) 688-0815 Fax

SCHEDULE A

PART A

KANGHUI PARTIES

Jiang Yikang

Zhao Gang

Jiang Huiying

Jiang Zhenyu

Du Jun

Du Tingting

Yang Xiaohui

Wang Jingbo

PART B

OTHER EXISTING SHAREHOLDERS

IDG-Accel China Growth Fund L.P.

IDG-Accel China Growth Fund-A L.P.

IDG-Accel China Investors L.P.

TDF Capital China II, L.P.

TDF Capital Advisors, L.P.

SIG China Investments One, Ltd.

CDH Venture Capital Limited